Exhibit 99.1

Owens-Illinois Completes Key Step in the Acquisition of BSN Glasspack

TOLEDO, Ohio, March 16, 2004 — Owens-Illinois, Inc. (NYSE: OI) today announced that it has entered into a definitive agreement to acquire BSN Glasspack, S.A., the second largest glass container manufacturer in Europe.

Closing of the transaction is subject to the parties securing all necessary regulatory approvals and is expected to occur in the second quarter of 2004.

The proposed acquisition was originally announced on Feb. 18 with total consideration of approximately 1,160 million euros (US$1,460 million)(1) in cash, including the assumption of debt.

BSN is owned by Glasspack Participations, a company controlled by investment funds advised by CVC Capital Partners.

About O-I

Owens-Illinois is the largest manufacturer of glass containers in North America, South America, Australia and New Zealand, and one of the largest in Europe. Owens-Illinois also is a worldwide manufacturer of plastics packaging with operations in North America, South America, Europe, Australia and New Zealand. Plastics packaging products manufactured by Owens-Illinois include consumer products (blow molded containers, injection molded containers and closures and dispensing systems) and prescription containers.  O-I reported net sales of US$6.0 billion for the year ended December 31, 2003.

About BSN

BSN is the second largest glass container manufacturer in Europe with 19 plants, 40 furnaces and 129 glass lines.  BSN supplies glass containers primarily to the wine and spirits, other beverages including beer, and specialty food industries.  Headquartered in Paris, BSN has approximately 6,400 employees and manufacturing facilities in France, Germany, Spain and the Netherlands.

Forward-looking statements

This news release contains “forward looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) the timing of the acquisition of BSN, (2) foreign currency fluctuations relative to the U.S. dollar, (3) changes in capital availability or cost, including interest rate fluctuations, (4) the general political, economic and competitive conditions in markets and countries where the Company has operations, including disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (5) consumer preferences for alternative forms of packaging, (6) fluctuations in raw material and labor costs, (7) availability of raw materials, (8) costs and availability of energy, (9) transportation costs, (10) consolidation among competitors and customers, (11) the ability of the Company to integrate operations of acquired businesses and achieve expected synergies, (12) unanticipated expenditures with respect to environmental, safety and health laws, (13) the performance by customers of their obligations under purchase agreements, and (14) the timing and occurrence of events which are beyond the control of the Company, including events related to asbestos-related claims. It is not possible to foresee or identify all such factors. Any forward looking statements in this news release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not intend to update any particular forward looking statements contained in this news release.

Footnote

(1) Amount translated using an exchange rate of US $1.2582 per euro.  If translated at the 2003 average exchange rate of US$1.1399 per euro, the total consideration would have been US$1,322 million.

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CONTACT:  OWENS-ILLINOIS, Sara Theis, 419-247-1297

Copies of Owens-Illinois news releases are available at the Owens-Illinois web site at www.o-i.com; or at www.prnewswire.com.